Exhibit 99.1

Newmont Announces Second Quarter 2017 Results

DENVER--(BUSINESS WIRE)--July 25, 2017--Newmont Mining Corporation (NYSE: NEM) (Newmont or the Company) announced second quarter 2017 results that demonstrated improved operational and financial performance.

  Net income: Delivered GAAP net income attributable to stockholders from continuing operations of $192 million or $0.36 per diluted share, and adjusted net income1 of $248 million or $0.46 per diluted share
  EBITDA: Generated $698 million in adjusted EBITDA2, up 16 percent from the prior year quarter
  Cash flow: Reported net operating cash flow from continuing operations of $529 million and free cash flow3 of $346 million
  Gold costs applicable to sales (CAS)4: Reported CAS of $664 per ounce in line with the prior year quarter, favorable to guidance
  Gold all-in sustaining costs (AISC)5: Improved AISC by three percent to $884 per ounce, favorable to guidance
  Attributable gold production: Produced 1.4 million ounces of gold, up 13 percent from the prior year quarter, in-line with guidance
  Portfolio improvements: Approved the high grade, low cost Twin Underground mine in Nevada; acquired a 19.9% stake in Continental Gold to support development of the Buriticá project in Colombia; mined first ore at Subika Underground in Africa; on track for commercial production of the Tanami Expansion Project in Australia in the third quarter of 2017
  Financial strength: Reduced net debt to $1.5 billion, ending the quarter with $3.1 billion cash on hand, and an industry-leading, investment-grade credit profile; in July 2017, further deleveraged and simplified the balance sheet with the full repayment of $575 million convertible senior notes; second quarter dividend triples from the prior year quarter to $0.075 per share
  Outlook: Improved production and cost outlook for 2017; attributable production guidance improves to between 5.0 and 5.4 million ounces of gold; CAS guidance improves to between $675 and $715 per ounce; AISC guidance6 improves to between $900 and $950 per ounce; capital guidance lowered to between $890 and $990 million; G&A guidance improved

“Operational execution has driven superior second quarter results, further investment in profitable growth, and improved guidance for 2017,” said Gary J. Goldberg, President and Chief Executive Officer. “We increased adjusted EBITDA by $98 million compared to the prior year quarter to nearly $700 million, and reported free cash flow of $346 million. Operations across the portfolio outperformed, reducing all-in sustaining costs to $884 per ounce and producing 13 percent more gold on an attributable basis. We expect to sustain this performance through strong technical fundamentals and ongoing investment in value-adding technology, and have improved our cost, capital and production outlook as a result. This performance gives us the means to fund near-term growth through our new Twin Underground mine and profitable expansions at Ahafo, Tanami and Northwest Exodus, and to invest in maintaining our profitability for years to come with three new greenfields prospects as well as our interest in the high grade Buriticá project in Colombia, and the promising Plateau opportunity in the Yukon.”

Second Quarter 2017 Summary Results

GAAP Net income attributable to shareholders from continuing operations of $192 million or $0.36 per diluted share for the quarter, up $178 million from $14 million or $0.02 per share in the prior year quarter.

Adjusted net income improved by 59 percent to $248 million or $0.46 per diluted share from $155 million or $0.29 per share in the prior year quarter mostly due to higher sales volumes. The primary adjustments to net income include $0.11 per share net tax adjustments primarily related to valuation allowances.

Revenue rose 12 percent to $1,875 million for the quarter due to increased sales volumes.

Average realized price7 for gold was $1,250 per ounce for the quarter compared to $1,257 in the prior year quarter; average realized price for copper improved $0.46 to $2.46 per pound.

Attributable gold production increased 13 percent to 1.4 million ounces for the quarter as new production from Merian and Long Canyon more than offset lower grades at Tanami and Yanacocha.

Gold CAS totaled $955 million for the quarter. Gold CAS per ounce was mostly unchanged at $664 per ounce for the quarter compared to $661 in the prior year quarter.

Gold AISC improved three percent to $884 per ounce compared to $913 in the prior year quarter primarily due to lower sustaining capital and higher sales volumes.

Attributable copper production from Phoenix and Boddington increased 15 percent to 15,000 tonnes for the quarter. Copper CAS totaled $44 million for the quarter. Copper CAS per pound improved 27 percent to $1.38 per pound for the quarter on higher sales volumes, full potential improvements and lower co-product allocation of costs to copper. Copper AISC improved 22 percent to $1.69 per pound on improved unit CAS.

Capital expenditures8 decreased 35 percent from the prior year quarter to $183 million as growth projects including Merian and Long Canyon moved into commercial production partially offset by increased spending on capital projects in Africa.

Consolidated operating cash flow from continuing operations decreased 21 percent from the prior year quarter to $529 million primarily due to changes in working capital. Free cash flow was $39 million lower at $346 million for the quarter on improved volumes and lower capital expenditures, offset by working capital changes.

Balance sheet improved as Newmont ended the quarter with $3.1 billion cash on hand, a leverage ratio of 0.6x net debt to adjusted EBITDA and one of the best credit ratings in the mining sector. On July 17, the Company announced the retirement of $575 million of convertible senior notes. Since 2013, Newmont has streamlined its balance sheet and reduced gross debt by over 30% and net debt by over 70%.The Company is committed to maintaining an investment grade credit profile.

____________________________________

[1]	Non-GAAP measure. See end of the release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[2]	Non-GAAP measure. See end of the release for reconciliation to Net income (loss) attributable to Newmont stockholders.
[3]	Non-GAAP measure. See end of the release for reconciliation to Net cash provided by operating activities.
[4]	Non-GAAP measure. See end of the release for reconciliation to Costs applicable to sales.
[5]	Non-GAAP measure. See end of the release for reconciliation to Costs applicable to sales.
[6]	Non-GAAP measure. See end of the release for reconciliation to Costs applicable to sale outlook. See also cautionary statement at the end of the release regarding outlook.
[7]	Non-GAAP measure. See end of the release for reconciliation to Sales.
[8]	Capital expenditures refers to Additions to property plant and mine development from the Condensed Consolidated Statements of Cash Flows.

Projects update

Newmont’s capital-efficient project pipeline supports stable production with improving margins and mine life. Near-term projects are presented below. Funding for the Tanami Expansion, Subika Underground, Ahafo Mill Expansion and Twin Underground projects has been approved. Additional projects represent incremental improvements to production and cost guidance.

  Tanami Expansion (Australia) includes a second decline in the mine and incremental capacity in the plant to increase profitable production and serve as a platform for future growth. The project is on track to reach commercial production in the third quarter of 2017 and will maintain Tanami’s annual gold production at 425,000 to 475,000 ounces at AISC of between $700 and $750 per ounce for the first five years of production. Capital costs are estimated at between $100 and $120 million with expenditure of $30 to $50 million in 2017.
  Subika Underground (Africa) leverages existing infrastructure and an optimized approach to develop Ahafo’s most promising underground resource. Achieved first production in June 2017 with commercial production expected in the second half of 2018. The project is expected to increase average annual gold production by between 150,000 and 200,000 ounces per year for the first five years beginning in 2019 with an initial mine life of approximately 11 years. Capital costs for the project are estimated at between $160 and $200 million with expenditure of $80 to $90 million in 2017. The project has an IRR of more than 20 percent at a $1,200 gold price.
  Ahafo Mill Expansion (Africa) is designed to maximize resource value by improving production margins and accelerating stockpile processing. The project also supports profitable development of Ahafo’s highly prospective underground resource. First production is expected in the first half of 2019 with commercial production expected in the second half of 2019. The expansion is expected to increase average annual gold production by between 75,000 and 100,000 ounces per year for the first five years beginning in 2020. Capital costs for the project are estimated at between $140 and $180 million with expenditure of approximately $40 to $50 million in 2017. The project has an IRR of more than 20 percent at a $1,200 gold price.

  Together the Ahafo expansion projects (Ahafo Mill Expansion and Subika Underground) improve Ahafo’s production to between 550,000 and 650,000 ounces per year for the first five full years of production (2020–2024). During this period Ahafo’s CAS is expected to be between $650 and $750 per ounce and All-in sustaining cost is expected to be between $800 and $900 per ounce. This represents average production improvement of between 200,000 and 300,000 ounces at CAS improvement of between $150 and $250 per ounce and AISC improvement of $250 to $350 per ounce, compared to 2016 actuals.
  Twin Underground (North America) is a portal mine beneath Twin Creek’s Vista surface mine with similar mineralization. First production is expected in the fourth quarter of 2017 with commercial production mid-2018. The expansion is expected to average between 30,000 and 40,000 ounces per year for the first five years (2018 to 2022). During this period CAS is expected to be between $525 and $625 per ounce and AISC between $650 and $750 per ounce. Capital costs are expected to be between $45 and $55 million with expenditure of $15 to $25 million in 2017, up from prior estimates due to higher production and additional infrastructure to support a phased approach with exploration upside. IRR is expected to be about 20 percent at a $1,200 gold price.
  Quecher Main (South America) would add oxide production at Yanacocha, and serve as a bridge to development of Yanacocha’s considerable sulfide deposits. An investment decision is expected in the second half of 2017 with first production in 2019. Quecher extends the life of the Yanacocha operation to 2025 with average annual gold production of approximately 200,000 ounces per year between 2020 and 2025 (100 percent basis). Capital costs for the project are estimated at between $275 and $325 million with expenditure of $10 to $15 million in 2017.

Outlook

Newmont’s outlook reflects steady gold production and ongoing investment in its current assets and best growth prospects. Newmont does not include potential cost and efficiency improvements in its outlook beyond 2017, nor does it include development projects that have not yet been funded or reached the execution stage – both of which represent upside to guidance. Economic assumptions include $1,200 per ounce gold, $2.50 per pound copper, $55 per barrel WTI and $0.75 Australian dollar exchange rate.

Attributable gold production guidance is improved — Production guidance for 2017 improves to between 5.0 and 5.4 million ounces on Full Potential improvements in North America and Africa. Compared to the prior year, full year production at Merian and Long Canyon more than offsets declines at Twin Creeks and Yanacocha. Production guidance for 2018 and longer-term guidance is unchanged at between 4.7 and 5.2 million ounces with production from the Ahafo expansions and new production at Twin Underground offsetting declines at maturing assets. Expansion at Yanacocha represents upside to both production and cost guidance.

  North America production guidance is improved. Production guidance for 2017 improves to between 2.1 and 2.2 million ounces following changes to blend management at Twin Creeks and improved mill grade and leach volumes at Cripple Creek & Victor. Compared to the prior year, a full year of operation at Long Canyon offsets the impact of higher planned stripping at Twin Creeks. Guidance is unchanged at between 1.9 and 2.1 million ounces in 2018 and between 1.8 and 2.0 million ounces in 2019 due to planned stripping at Carlin and continued stripping at Twin Creeks. Both sites are expected to return to higher production levels in 2020.
  South America production guidance is unchanged. Production guidance remains between 630,000 and 690,000 ounces in 2017 and between 625,000 and 725,000 ounces in 2018 as Merian increases production. Guidance remains at between 500,000 and 600,000 ounces in 2019 due to declining production at Yanacocha and higher stripping at Merian. The Company continues to advance oxide and sulfide potential at Yanacocha; both opportunities represent additional upside not currently captured in guidance.
  Australia production guidance is unchanged. Production guidance for 2017 and 2018 remains at between 1.5 and 1.7 million ounces and between 1.4 and 1.6 million ounces for 2019 as Boddington stripping results in lower grades before returning to higher production levels in 2020. The Company is studying a further expansion at Tanami which represents additional upside not currently captured in guidance.
  Africa production guidance is improved. Production guidance for 2017 improves to between 775,000 and 835,000 ounces following Full Potential improvements to throughput and recovery at Akyem. Guidance remains at between 750,000 and 850,000 ounces in 2018 as Subika Underground offsets depletion of softer ores and higher grade stockpiles at Akyem. Production in 2019 remains at between 1.0 and 1.1 million ounces as Ahafo reaches higher grade ore in the Subika pit and the Ahafo Mill Expansion achieves commercial production.

Gold cost outlook is improved – CAS guidance for 2017 is improved to between $675 and $715 per ounce on increased production and mining and processing improvements in North America, Africa and Australia. Guidance remains between $700 and $800 per ounce for 2018 and between $650 and $750 per ounce for 2019-2021, before any portfolio improvements expected through the Full Potential program. AISC guidance for 2017 is improved to between $900 and $950 per ounce on CAS improvements and reduction of sustaining capital in North America, Africa and Australia. Guidance remains between $950 and $1,050 per ounce for 2018, excluding further cost and efficiency improvements. Longer-term AISC guidance is unchanged at between $870 and $970 per ounce as increased production from Ahafo – combined with ongoing productivity, cost and capital improvements – is expected to more than offset inflation and partially counter the effects of lower grades.

  North America cost guidance is improved. CAS per ounce guidance for 2017 improves to between $675 and $725 on increased production, mine plan improvements at Carlin and Full Potential cost savings at Cripple Creek & Victor and Long Canyon. Guidance remains between $750 and $850 in both 2018 and 2019. AISC per ounce guidance for 2017 improves to between $855 and $930 on lower CAS and sustaining capital. Guidance remains at between $950 and $1,050 in 2018 and between $930 and $1,030 in 2019, as a result of planned stripping at Carlin combined with lower grades at Twin Creeks and Cripple Creek & Victor.
  South America cost guidance is unchanged. CAS per ounce guidance remains at between $675 and $725 in 2017, between $650 and $750 in 2018 and between $575 and $675 in 2019. AISC per ounce guidance is unchanged at between $880 and $980 in 2017, between $850 and $950 in 2018 and between $810 and $910 in 2019. Costs decrease as lower cost production from Merian replaces higher cost production from Yanacocha. Yanacocha reaches higher grade ore in Tapado Oeste in 2019.
  Australia cost guidance is improved. CAS per ounce guidance for 2017 improves to between $640 and $690 on Full Potential improvements to mining costs at Boddington. Guidance remains at between $675 and $775 in both 2018 and 2019. AISC per ounce guidance for 2017 improves to between $795 and $855 on lower CAS and sustaining capital improvements. Guidance remains at between $850 and $950 in both 2018 and 2019. Higher costs year-on-year are due to lower grades as a result of stripping at Boddington, lower grades at Tanami, and treatment of additional lower grade stockpile ore at Kalgoorlie in 2019.
  Africa cost guidance is improved. CAS per ounce guidance for 2017 improves to between $695 and $745 on Full Potential at Akyem and lower inventory adjustments and direct costs at Ahafo. Guidance remains at between $800 and $900 in 2018 and between $475 and $575 in 2019. AISC per ounce guidance for 2017 improves to between $870 and $920 on lower CAS. Guidance remains at between $960 and $1,060 for 2018 and between $680 and $780 for 2019. Medium term costs increase due to Akyem processing harder, lower-grade ore, which is more than offset as the Subika Underground mine achieves production in 2018, and higher-grade ore is reached in the Subika open pit in 2019.

Copper — Together, Boddington and Phoenix are expected to produce between 40,000 and 60,000 tonnes of copper per year, unchanged from previous guidance. CAS guidance remains at between $1.45 and $1.65 per pound and AISC guidance remains at between $1.85 and $2.05 per pound; higher costs at Phoenix due to lower copper grades are offset by lower costs at Boddington due to improved mine planning and cost improvements. Longer term cost guidance is unchanged; CAS guidance remains at between $1.50 and $1.90 per pound and AISC guidance remains at between $1.85 and $2.15 per pound.

Capital — Capital guidance for 2017 is lowered to between $890 and $990 million, including the remaining capital for the Northwest Exodus and Tanami Expansion projects, the initial capital for Subika Underground and the Ahafo Mill Expansion and Twin Underground. Guidance is unchanged at between $900 million and $1.0 billion for 2018 and between $630 million and $730 million for 2019. Sustaining capital outlook for 2017 is lowered to between $575 and $675 million and remains between $600 and $700 million per year longer-term. Newmont expects to reach a development decision on the Quecher Main project in the second half of this year; this is currently excluded from outlook.

2017 Outlook[a]

										Consolidated
										All-in			Consolidated
	Consolidated			Attributable			Consolidated			Sustaining			Total Capital
	Production			Production			CAS			Costs[b]			Expenditures
	(Koz, Kt)			(Koz, Kt)			($/oz, $/lb)			($/oz, $/lb)			($M)
North America
Carlin	935	–	1,000	935	–	1,000	775	–	825	980	–	1,040	165	–	185
Phoenix[c]	200	–	220	200	–	220	875	–	925	1,070	–	1,130	25	–	35
Twin Creeks[d]	370	–	400	370	–	400	560	–	610	675	–	725	45	–	55
CC&V	420	–	470	420	–	470	560	–	610	680	–	730	30	–	40
Long Canyon	130	–	170	130	–	170	380	–	430	405	–	455	10	–	20
Other North America													15	–	25
Total	2,080	–	2,240	2,080	–	2,240	675	–	725	855	–	930	280	–	360

South America
Yanacocha[e]	530	–	560	260	–	300	845	–	895	1,040	–	1,110	35	–	55
Merian	470	–	520	350	–	390	500	–	540	560	–	610	85	–	125
Other South America
Total	1,000	–	1,080	630	–	690	675	–	725	880	–	980	120	–	175

Australia
Boddington	735	–	785	735	–	785	700	–	750	820	–	870	75	–	85
Tanami	405	–	480	405	–	480	575	–	645	785	–	855	110	–	120
Kalgoorlie[f]	375	–	425	375	–	425	585	–	635	665	–	715	15	–	25
Other Australia
Total	1,520	–	1,695	1,520	–	1,695	640	–	690	795	–	855	205	–	240

Africa
Ahafo	315	–	345	315	–	345	910	–	965	1,055	–	1,135	150	–	185
Akyem	455	–	485	455	–	485	535	–	575	655	–	705	30	–	40
Other Africa
Total	775	–	835	775	–	835	695	–	745	870	–	920	180	–	220

Corporate/Other													15	–	20
Total Gold[g]	5,400	–	5,800	5,000	–	5,400	675	–	715	900	–	950	890	–	990

Phoenix	10	–	20	10	–	20	1.75	–	1.95	2.20	–	2.40
Boddington	30	–	40	30	–	40	1.30	–	1.50	1.60	–	1.80
Total Copper	40	–	60	40	–	60	1.45	–	1.65	1.85	–	2.05

Consolidated Expense Outlook[h]
General & Administrative	$215	–	$240
Interest Expense	$210	–	$250
Depreciation and Amortization	$1,325	–	$1,425
Advanced Projects & Exploration	$325	–	$375
Sustaining Capital	$575	–	$675
Tax Rate	28%	–	34%

[a]

2017 Outlook in the table above are considered “forward-looking statements” and are based upon certain assumptions, including, but not limited to, metal prices, oil prices, certain exchange rates and other assumptions. For example, 2017 Outlook assumes $1,200/oz Au, $2.50/lb Cu, $0.75 USD/AUD exchange rate and $55/barrel WTI; AISC and CAS estimates do not include inflation, for the remainder of the year. Production, AISC and capital estimates exclude projects that have not yet been approved, (Quecher Main). The potential impact on inventory valuation as a result of lower prices, input costs, and project decisions are not included as part of this Outlook. Such assumptions may prove to be incorrect and actual results may differ materially from those anticipated. See cautionary note at the end of the release.

[b]

All-in sustaining costs or AISC as used in the Company’s Outlook is a non-GAAP metric defined as the sum of costs applicable to sales (including all direct and indirect costs related to current gold production incurred to execute on the current mine plan), reclamation costs (including operating accretion and amortization of asset retirement costs), G&A, exploration expense, advanced projects and R&D, treatment and refining costs, other expense, net of one-time adjustments and sustaining capital. See reconciliation at the end of the release.

[c]	Includes Lone Tree operations.
[d]	Includes TRJV operations.
[e]

Consolidated production for Yanacocha and Merian is presented on a total production basis for the mine site; attributable production represents a 51.35% interest for Yanacocha and a 75% interest for Merian.

[f]	Both consolidated and attributable production are shown on a pro-rata basis with a 50% ownership for Kalgoorlie.
[g]	Production outlook does not include equity production from stakes in TMAC (28.8%) or La Zanja (46.94%).
[h]

Consolidated expense outlook is adjusted to exclude extraordinary items. For example, the tax rate outlook above is a consolidated adjusted rate, which assumes the exclusion of certain tax valuation allowance adjustments.

	Three Months Ended June 30,			Six Months Ended June 30,
Operating Results	2017	2016	% Change	2017	2016	% Change
Attributable Sales (koz, kt)
Attributable gold ounces sold	1,350	1,207	12%	2,552	2,304	11%
Attributable copper tonnes sold	14	13	8%	26	24	8%

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,250	$1,257	(1)%	$1,236	$1,226	1%
Average realized copper price	$2.46	$2.00	23%	$2.56	$2.02	27%

Attributable Production (koz, kt)
North America	578	477	21%	1,082	933	16%
South America	153	81	89%	303	173	75%
Australia	401	430	(7)%	761	816	(7)%
Africa	220	205	7%	440	407	8%
Total Gold	1,352	1,193	13%	2,586	2,329	11%

North America	5	5	—%	9	10	(10)%
Australia	10	8	25%	19	16	19%
Total Copper	15	13	15%	28	26	8%

CAS Consolidated ($/oz, $/lb)
North America	$628	$700	(10)%	$688	$716	(4)%
South America	825	773	7%	736	743	(1)%
Australia	652	621	5%	651	642	1%
Africa	605	560	8%	615	558	10%
Total Gold	$664	$661	—%	$675	$670	1%
Total Gold (by-product)	$641	$660	(3)%	$651	$667	(2)%

North America	$1.60	$2.02	(21)%	$1.70	$2.07	(18)%
Australia	1.27	1.83	(31)%	1.29	1.72	(25)%
Total Copper	$1.38	$1.90	(27)%	$1.43	$1.85	(23)%

AISC Consolidated ($/oz, $/lb)
North America	$800	$884	(10)%	$869	$880	(1)%
South America	1,075	1,260	(15)%	960	1,123	(15)%
Australia	779	758	3%	778	773	1%
Africa	795	733	8%	773	716	8%
Total Gold	$884	$913	(3)%	$892	$902	(1)%
Total Gold (by-product)	$869	$918	(5)%	$874	$905	(3)%

North America	$2.00	$2.27	(12)%	$2.05	$2.38	(14)%
Australia	1.55	2.11	(27)%	1.55	2.00	(23)%
Total Copper	$1.69	$2.17	(22)%	$1.72	$2.15	(20)%

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016

Sales	$1,875	$1,669	$3,534	$3,131

Costs and expenses
Costs applicable to sales (1)	999	902	1,932	1,753
Depreciation and amortization	308	281	601	557
Reclamation and remediation	44	21	74	42
Exploration	51	38	87	68
Advanced projects, research and development	32	44	58	71
General and administrative	58	62	113	115
Other expense, net	14	15	31	33
	1,506	1,363	2,896	2,639
Other income (expense)
Other income, net	31	1	22	97
Interest expense, net	(64)	(66)	(131)	(140)
	(33)	(65)	(109)	(43)
Income (loss) before income and mining tax and other items	336	241	529	449
Income and mining tax benefit (expense)	(167)	(238)	(277)	(465)
Equity income (loss) of affiliates	(3)	(5)	(5)	(10)
Net income (loss) from continuing operations	166	(2)	247	(26)
Net income (loss) from discontinued operations	(15)	64	(38)	223
Net income (loss)	151	62	209	197
Net loss (income) attributable to noncontrolling interests
Continuing operations	26	16	14	28
Discontinued operations	—	(55)	—	(150)
	26	(39)	14	(122)
Net income (loss) attributable to Newmont stockholders	$177	$23	$223	$75

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$192	$14	$261	$2
Discontinued operations	(15)	9	(38)	73
	$177	$23	$223	$75
Net income (loss) per common share
Basic:
Continuing operations	$0.36	$0.02	$0.49	$—
Discontinued operations	(0.03)	0.02	(0.07)	0.14
	$0.33	$0.04	$0.42	$0.14
Diluted:
Continuing operations	$0.36	$0.02	$0.49	$—
Discontinued operations	(0.03)	0.02	(0.07)	0.14
	$0.33	$0.04	$0.42	$0.14

Cash dividends declared per common share	$0.050	$0.025	$0.100	$0.050
(1)	Excludes Depreciation and amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Operating activities:
Net income (loss)	$151	$62	$209	$197
Adjustments:
Depreciation and amortization	308	281	601	557
Stock-based compensation	19	21	35	37
Reclamation and remediation	41	20	70	40
Loss (income) from discontinued operations	15	(64)	38	(223)
Deferred income taxes	20	234	76	372
Gain on asset and investment sales, net	(14)	—	(16)	(104)
Other operating adjustments and inventory write-downs	69	88	150	180
Net change in operating assets and liabilities	(80)	26	(255)	(231)
Net cash provided by (used in) operating activities of continuing operations	529	668	908	825
Net cash provided by (used in) operating activities of discontinued operations (1)	(3)	109	(9)	478
Net cash provided by (used in) operating activities	526	777	899	1,303
Investing activities:
Additions to property, plant and mine development	(183)	(283)	(363)	(563)
Purchases of investments	(113)	—	(113)	(2)
Proceeds from sales of investments	—	—	19	184
Other	10	—	11	4
Net cash provided by (used in) investing activities of continuing operations	(286)	(283)	(446)	(377)
Net cash provided by (used in) investing activities of discontinued operations	—	(11)	—	(28)
Net cash provided by (used in) investing activities	(286)	(294)	(446)	(405)
Financing activities:
Distributions to noncontrolling interests	(48)	—	(80)	—
Dividends paid to common stockholders	(27)	(14)	(54)	(27)
Funding from noncontrolling interests	25	38	46	50
Payments for withholding of employee taxes related to stock-based compensation	—	—	(13)	(4)
Repayment of debt	(2)	(2)	(3)	(501)
Dividends paid to noncontrolling interests	—	—	—	(146)
Other	(3)	(2)	(3)	(1)
Net cash provided by (used in) financing activities of continuing operations	(55)	20	(107)	(629)
Net cash provided by (used in) financing activities of discontinued operations	—	(60)	—	(153)
Net cash provided by (used in) financing activities	(55)	(40)	(107)	(782)
Effect of exchange rate changes on cash	1	(2)	3	4
Net change in cash and cash equivalents	186	441	349	120
Less net cash provided by (used in) Batu Hijau discontinued operations	—	41	—	302
	186	400	349	(182)
Cash and cash equivalents at beginning of period	2,919	1,781	2,756	2,363
Cash and cash equivalents at end of period	$3,105	$2,181	$3,105	$2,181
(1)

Net cash provided by (used in) operating activities of discontinued operations includes $- and (3) related to closing costs for the sale of Batu Hijau during the three and six months ended June 30, 2017, respectively, and $(3), $(3), $(6) and $(5), respectively, related to the Holt royalty obligation, all of which were paid out of cash and cash equivalents held for use.

NEWMONT MINING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At June 30,	At December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$3,105	$2,756
Trade receivables	158	127
Other accounts receivables	179	216
Investments	61	56
Inventories	665	617
Stockpiles and ore on leach pads	821	763
Other current assets	109	142
Current assets	5,098	4,677
Property, plant and mine development, net	12,262	12,485
Investments	306	227
Stockpiles and ore on leach pads	1,781	1,864
Deferred income tax assets	1,245	1,331
Other non-current assets	450	447
Total assets	$21,142	$21,031

LIABILITIES
Debt	$577	$566
Accounts payable	304	320
Employee-related benefits	223	304
Income and mining taxes payable	127	153
Other current liabilities	341	407
Current liabilities	1,572	1,750
Debt	4,046	4,049
Reclamation and remediation liabilities	2,060	2,029
Deferred income tax liabilities	614	592
Employee-related benefits	434	411
Other non-current liabilities	376	326
Total liabilities	9,102	9,157

EQUITY
Common stock	853	849
Additional paid-in capital	9,508	9,490
Accumulated other comprehensive income (loss)	(318)	(334)
Retained earnings	885	716
Newmont stockholders' equity	10,928	10,721
Noncontrolling interests	1,112	1,153
Total equity	12,040	11,874
Total liabilities and equity	$21,142	$21,031

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by U.S. generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, see Note 3 to the Company’s Condensed Consolidated Financial Statements.

Adjusted net income (loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is generally calculated using the Company’s statutory effective tax rate of 35%. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss) attributable to Newmont stockholders	$177	$23	$223	$75
Net loss (income) attributable to Newmont stockholders from discontinued operations (1)	15	(9)	38	(73)
Net income (loss) attributable to Newmont stockholders from continuing operations	192	14	261	2
Loss (gain) on asset and investment sales (2)	(14)	—	(16)	(104)
Restructuring and other, net (3)	1	5	7	17
Acquisition costs (4)	3	2	5	2
Reclamation and remediation charges (5)	—	—	3	—
Impairment of long-lived assets, net (6)	—	3	2	3
Loss on debt repayment (7)	—	—	—	3
Tax effect of adjustments (8)	3	(6)	(1)	(12)
Valuation allowance and other tax adjustments (9)	63	137	120	373
Adjusted net income (loss)	$248	$155	$381	$284

Net income (loss) per share, basic	$0.33	$0.04	$0.42	$0.14
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.03	(0.02)	0.07	(0.14)
Net income (loss) attributable to Newmont stockholders from continuing operations	0.36	0.02	0.49	—
Loss (gain) on asset and investment sales	(0.03)	—	(0.03)	(0.20)
Restructuring and other, net	—	0.01	0.01	0.03
Acquisition costs	0.01	—	0.01	—
Reclamation and remediation charges	—	—	0.01	—
Impairment of long-lived assets, net	—	—	—	—
Loss on debt repayment	—	—	—	0.01
Tax effect of adjustments	0.01	(0.01)	—	(0.02)
Valuation allowance and other tax adjustments	0.11	0.28	0.22	0.72
Adjusted net income (loss) per share, basic	$0.46	$0.30	$0.71	$0.54

Net income (loss) per share, diluted	$0.33	$0.04	$0.42	$0.14
Net loss (income) attributable to Newmont stockholders from discontinued operations	0.03	(0.02)	0.07	(0.14)
Net income (loss) attributable to Newmont stockholders from continuing operations	0.36	0.02	0.49	—
Loss (gain) on asset and investment sales	(0.03)	—	(0.03)	(0.20)
Restructuring and other, net	—	0.01	0.01	0.03
Acquisition costs	0.01	—	0.01	—
Reclamation and remediation charges	—	—	0.01	—
Impairment of long-lived assets, net	—	—	—	—
Loss on debt repayment	—	—	—	0.01
Tax effect of adjustments	0.01	(0.01)	—	(0.02)
Valuation allowance and other tax adjustments	0.11	0.27	0.22	0.71
Adjusted net income (loss) per share, diluted	$0.46	$0.29	$0.71	$0.53

Weighted average common shares (millions):
Basic	533	531	533	530
Diluted	535	533	534	532
(1)	Net loss (income) attributable to Newmont stockholders from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $(8), $(12), $(21) and $(23), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $-, $71, $- and $168, respectively, and income (loss) attributable to noncontrolling interests of $-, $55, $- and $150, respectively. Amounts are presented net of tax expense (benefit) in order to conform to our Condensed Consolidated Statements of Operations, as required under U.S. GAAP. For additional information regarding our discontinued operations, see Note 3 to our Condensed Consolidated Financial Statements.
(2)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017, the sale of our holdings in Regis in March 2016 and other gains or losses on asset sales.

(3)

Restructuring and other, net, included in Other expense, net, primarily represents certain costs associated with severance and outsourcing costs, accrued legal costs in our Africa region in 2016 and system integration costs in 2016 related to our acquisition of CC&V in August 2015. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $(1), $(1) and $(2), respectively.

(4)	Acquisition costs, included in Other expense, net, represent adjustments to the contingent consideration liability from the acquisition of Boddington.
(5)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(6)

Impairment of long-lived assets, net, included in Other expense, net, represents non-cash write-downs of long-lived assets. Amounts are presented net of income (loss) attributable to noncontrolling interests of $-, $(1), $(1) and $(1), respectively.

(7)	Loss on debt repayment, included in Other income, net, represents the impact from the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes during the first quarter of 2016.
(8)

The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (7), as described above, and are calculated using the Company's statutory tax rate of 35%.

(9)

Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), predominantly represent adjustments to remove the impact of our valuation allowances for items such as foreign tax credits, alternative minimum tax credits, capital losses and disallowed foreign losses. We believe that these valuation allowances cause significant fluctuations in our financial results that are not indicative of our underlying financial performance. The adjustments in the three and six months ended June 30, 2017 are due to increases in tax credit carryovers subject to valuation allowance of $68 and $135, respectively, partially offset by other tax adjustments of $5 and $15, respectively. The adjustments in the three and six months ended June 30, 2016 are due to a tax restructuring of $170 during the first quarter, a carryback of 2015 tax loss to prior years of $124 during the second quarter, increases to valuation allowance on tax credit carryovers of $2 and $62, respectively, and other tax adjustments of $11 and $17, respectively.

Earnings before interest, taxes and depreciation and amortization and Adjusted earnings before interest, taxes and depreciation and amortization

Management uses Earnings before interest, taxes and depreciation and amortization (“EBITDA”) and EBITDA adjusted for non-core or certain items that have a disproportionate impact on our results for a particular period (“Adjusted EBITDA”) as non-GAAP measures to evaluate the Company’s operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and do not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of Adjusted EBITDA is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. Management’s determination of the components of Adjusted EBITDA are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net income (loss) attributable to Newmont stockholders	$177	$23	$223	$75
Net income (loss) attributable to noncontrolling interests	(26)	39	(14)	122
Net loss (income) from discontinued operations (1)	15	(64)	38	(223)
Equity loss (income) of affiliates	3	5	5	10
Income and mining tax expense (benefit)	167	238	277	465
Depreciation and amortization	308	281	601	557
Interest expense, net	64	66	131	140
EBITDA	$708	$588	$1,261	$1,146
Adjustments:
Loss (gain) on asset and investment sales (2)	$(14)	$—	$(16)	$(104)
Restructuring and other (3)	1	6	8	19
Acquisition costs (4)	3	2	5	2
Reclamation and remediation charges (5)	—	—	3	—
Impairment of long-lived assets (6)	—	4	3	4
Loss on debt repayment (7)	—	—	—	3
Adjusted EBITDA	$698	$600	$1,264	$1,070
(1)	Net loss (income) from discontinued operations relates to (i) adjustments in our Holt royalty obligation, presented net of tax expense (benefit) of $(8), $(12), $(21) and $(23), respectively, and (ii) Batu Hijau operations, presented net of tax expense (benefit) of $-, $71, $- and $168, respectively. For additional information regarding our discontinued operations, see Note 3 to our Condensed Consolidated Financial Statements.
(2)

Loss (gain) on asset and investment sales, included in Other income, net, primarily represents a gain from the exchange of our interest in the Fort á la Corne joint venture for equity ownership in Shore Gold in June 2017, the sale of our holdings in Regis in March 2016 and other gains or losses on asset sales.

(3)

Restructuring and other, included in Other expense, net, primarily represents certain costs associated with severance and outsourcing costs, accrued legal costs in our Africa region in 2016 and system integration costs in 2016 related to our acquisition of CC&V in August 2015.

(4)	Acquisition costs, included in Other expense, net, represent adjustments to the contingent consideration liability from the acquisition of Boddington.
(5)	Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to remediation plans at the Company’s former historic mining operations.
(6)	Impairment of long-lived assets, included in Other expense, net, represents non-cash write-downs of long-lived assets.
(7)	Loss on debt repayment, included in Other income, net, represents the impact from the debt tender offer on our 2019 Senior Notes and 2039 Senior Notes during the first quarter of 2016.

Free Cash Flow

Management uses Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations. Free Cash Flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant and mine development as presented on the Condensed Consolidated Statements of Cash Flows. The Company believes Free Cash Flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free Cash Flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Net cash provided by (used in) operating activities	$526	$777	$899	$1,303
Less: Net cash used in (provided by) operating activities of discontinued operations	3	(109)	9	(478)
Net cash provided by (used in) operating activities of continuing operations	529	668	908	825
Less: Additions to property, plant and mine development	(183)	(283)	(363)	(563)
Free Cash Flow	$346	$385	$545	$262

Net cash provided by (used in) investing activities (1)	$(286)	$(294)	$(446)	$(405)
Net cash provided by (used in) financing activities	$(55)	$(40)	$(107)	$(782)
(1)	Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated for the periods presented on a consolidated basis. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Costs applicable to sales (1)	$955	$847	$1,849	$1,653
Gold sold (thousand ounces)	1,439	1,281	2,740	2,466
Costs applicable to sales per ounce	$664	$661	$675	$670
(1)	Includes by-product credits of $16 and $26 during the three and six months ended June 30, 2017, respectively, and $10 and $19 during the three and six months ended June 30, 2016, respectively.

Costs applicable to sales per pound

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Costs applicable to sales (1)	$44	$55	$83	$100
Copper sold (million pounds)	32	29	58	54
Costs applicable to sales per pound	$1.38	$1.90	$1.43	$1.85
(1)	Includes by-product credits of $2 and $3 during the three and six months ended June 30, 2017, respectively, and $2 and $3 during the three and six months ended June 30, 2016, respectively.

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures, such as cost of goods sold, and non-GAAP measures, such as Costs applicable to sales per ounce, to provide visibility into the economics of our mining operations related to expenditures, operating performance and the ability to generate cash flow from our continuing operations.

Current GAAP-measures used in the mining industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop and sustain production. Therefore, we believe that all-in sustaining costs is a non-GAAP measure that provides additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other producers and in the investor’s visibility by better defining the total costs associated with production.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the all-in sustaining costs measure:

Costs applicable to sales. Includes all direct and indirect costs related to current production incurred to execute the current mine plan. We exclude certain exceptional or unusual amounts from Costs applicable to sales (“CAS”), such as significant revisions to recovery amounts. CAS includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Depreciation and amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Condensed Consolidated Statements of Operations. In determining AISC, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Condensed Consolidated Statements of Operations less the amount of CAS attributable to the production of copper at our Phoenix and Boddington mines. The copper CAS at those mine sites is disclosed in Note 4 to the Condensed Consolidated Financial Statements. The allocation of CAS between gold and copper at the Phoenix and Boddington mines is based upon the relative sales value of gold and copper produced during the period.

Reclamation costs. Includes accretion expense related to Asset Retirement Obligation (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties. Accretion related to the ARO and the amortization of the ARC assets for reclamation does not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation associated with current production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Advanced projects, research and development and exploration. Includes incurred expenses related to projects that are designed to increase or enhance current production and exploration. We note that as current resources are depleted, exploration and advanced projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Condensed Consolidated Statements of Operations less the amount attributable to the production of copper at our Phoenix and Boddington mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

General and administrative. Includes costs related to administrative tasks not directly related to current production, but rather related to support our corporate structure and fulfill our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other expense, net. Includes certain administrative costs to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as restructuring, as these are not indicative to sustaining our current operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) attributable to Newmont stockholders as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

Treatment and refining costs. Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable metal. These costs are presented net as a reduction of Sales on our Condensed Consolidated Statements of Operations.

Sustaining capital. We determined sustaining capital as those capital expenditures that are necessary to maintain current production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance production or reserves, are generally considered development. We determined the classification of sustaining and development capital projects based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Phoenix and Boddington mines.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2017	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$170	$2	$5	$—	$—	$—	$48	$225	222	$1,014
Phoenix	46	2	3	—	—	3	3	57	57	1,000
Twin Creeks	61	1	2	—	—	—	10	74	124	597
Long Canyon	13	1	—	—	—	—	—	14	45	311
CC&V	74	1	3	1	—	—	4	83	132	629
Other North America	—	—	9	—	2	—	—	11	—	—
North America	364	7	22	1	2	3	65	464	580	800

Yanacocha	134	19	5	1	3	—	8	170	120	1,417
Merian	64	—	4	—	—	—	4	72	120	600
Other South America	—	—	12	3	1	—	—	16	—	—
South America	198	19	21	4	4	—	12	258	240	1,075

Boddington	147	2	1	—	—	5	12	167	211	791
Tanami	58	—	1	—	—	—	14	73	98	745
Kalgoorlie	55	—	1	—	—	—	4	60	90	667
Other Australia	—	—	7	2	—	—	2	11	—	—
Australia	260	2	10	2	—	5	32	311	399	779

Ahafo	60	1	9	—	2	—	12	84	89	944
Akyem	73	3	1	—	1	—	3	81	131	618
Other Africa	—	—	6	4	—	—	—	10	—	—
Africa	133	4	16	4	3	—	15	175	220	795

Corporate and Other	—	—	14	47	1	—	2	64	—	—
Total Gold	$955	$32	$83	$58	$10	$8	$126	$1,272	1,439	$884

Copper
Phoenix	$16	$—	$—	$—	$—	$—	$4	$20	10	$2.00
Boddington	28	1	—	—	—	4	1	34	22	1.55
Total Copper	$44	$1	$—	$—	$—	$4	$5	$54	32	$1.69

Consolidated	$999	$33	$83	$58	$10	$12	$131	$1,326
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $18.
(3)	Includes stockpile and leach pad inventory adjustments of $24 at Yanacocha, $9 at Carlin, $8 at Twin Creeks and $5 at Akyem.
(4)	Reclamation costs include operating accretion of $21 and amortization of asset retirement costs of $12.
(5)

Advanced projects, research and development and Exploration of $5 at Long Canyon, $5 at Tanami, $1 at Ahafo, $4 at Akyem, and $3 at Yanacocha are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for acquisition costs of $3 and restructuring and other costs of $1.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $52. The following are major development projects: Merian, Subika Underground, and the Tanami and Ahafo mill expansions.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Three Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$184	$1	$4	$2	$—	$—	$38	$229	203	$1,128
Phoenix	39	1	1	1	—	2	3	47	50	940
Twin Creeks	58	1	2	—	—	—	12	73	115	635
Long Canyon	—	—	—	—	—	—	—	—	—	—
CC&V	58	1	1	1	—	—	2	63	115	548
Other North America	—	—	12	—	—	1	2	15	—	—
North America	339	4	20	4	—	3	57	427	483	884

Yanacocha	120	14	11	2	1	1	24	173	154	1,123
Merian	—	—	—	—	—	—	—	—	—	—
Other South America	—	—	21	—	—	—	—	21	—	—
South America	120	14	32	2	1	1	24	194	154	1,260

Boddington	141	2	—	—	—	5	10	158	198	798
Tanami	64	—	3	—	—	—	20	87	144	604
Kalgoorlie	67	1	2	—	—	2	5	77	96	802
Other Australia	—	—	2	5	2	—	1	10	—	—
Australia	272	3	7	5	2	7	36	332	438	758

Ahafo	60	1	7	—	—	—	16	84	91	923
Akyem	56	2	3	—	—	—	5	66	115	574
Other Africa	—	—	—	1	—	—	—	1	—	—
Africa	116	3	10	1	—	—	21	151	206	733

Corporate and Other	—	—	13	50	—	—	3	66	—	—
Total Gold	$847	$24	$82	$62	$3	$11	$141	$1,170	1,281	$913

Copper
Phoenix	$22	$—	$—	$—	$—	$1	$2	$25	11	$2.27
Boddington	33	—	—	—	—	3	2	38	18	2.11
Total Copper	$55	$—	$—	$—	$—	$4	$4	$63	29	$2.17

Consolidated	$902	$24	$82	$62	$3	$15	$145	$1,233
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $12.
(3)	Includes stockpile and leach pad inventory adjustments of $26 at Yanacocha, $23 at Carlin and $8 at Twin Creeks.
(4)	Reclamation costs include operating accretion of $15 and amortization of asset retirement costs of $9.
(5)	Advanced projects, research and development and Exploration of $7 at Long Canyon and $11 at Merian are recorded in “Other” of the respective region for development projects.
(6)	Other expense, net is adjusted for restructuring and other costs of $6, write-downs of $4, and acquisition costs of $2.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $138. The following are major development projects: Merian, Long Canyon, and the CC&V and Tanami expansions.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Six Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2017	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$363	$3	$8	$1	$—	$—	$95	$470	430	$1,093
Phoenix	89	3	4	—	—	6	6	108	101	1,069
Twin Creeks	108	2	4	1	—	—	17	132	201	657
Long Canyon	25	1	—	—	—	—	1	27	77	351
CC&V	144	2	7	1	—	—	8	162	251	645
Other North America	—	—	17	—	3	—	2	22	—	—
North America	729	11	40	3	3	6	129	921	1,060	869

Yanacocha	253	32	7	2	3	—	20	317	268	1,183
Merian	112	—	8	—	—	—	8	128	228	561
Other South America	—	—	24	6	1	—	—	31	—	—
South America	365	32	39	8	4	—	28	476	496	960

Boddington	269	3	1	—	—	9	26	308	395	780
Tanami	108	1	1	—	—	—	24	134	174	770
Kalgoorlie	107	1	3	—	—	—	8	119	174	684
Other Australia	—	—	11	4	—	—	2	17	—	—
Australia	484	5	16	4	—	9	60	578	743	778

Ahafo	136	3	11	—	2	—	19	171	183	934
Akyem	135	6	1	—	1	—	10	153	258	593
Other Africa	—	—	12	5	—	—	—	17	—	—
Africa	271	9	24	5	3	—	29	341	441	773

Corporate and Other	—	—	26	93	5	—	3	127	—	—
Total Gold	$1,849	$57	$145	$113	$15	$15	$249	$2,443	2,740	$892

Copper
Phoenix	$34	$1	$—	$—	$—	$1	$5	$41	20	$2.05
Boddington	49	1	—	—	—	6	3	59	38	1.55
Total Copper	$83	$2	$—	$—	$—	$7	$8	$100	58	$1.72

Consolidated	$1,932	$59	$145	$113	$15	$22	$257	$2,543
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $29.
(3)	Includes stockpile and leach pad inventory adjustments of $27 at Carlin, $11 at Twin Creeks, $30 at Yanacocha, $13 at Ahafo and $5 at Akyem.
(4)	Reclamation costs include operating accretion of $42 and amortization of asset retirement costs of $17.
(5)

Advanced projects, research and development and Exploration of $10 at Long Canyon, $5 at Ahafo, $8 at Tanami, $5 at Yanacocha and $5 at Akyem are recorded in “Other” of the respective region for development projects.

(6)	Other expense, net is adjusted for restructuring and other costs of $8, acquisition costs of $5 and write-downs of $3.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $106. The following are major development projects: Merian, Long Canyon, Tanami expansions, Subika Underground and Ahafo mill expansion.

			Advanced
			Projects,
			Research and			Treatment				All-In
	Costs		Development	General	Other	and		All-In	Ounces	Sustaining
Six Months Ended	Applicable	Reclamation	and	and	Expense,	Refining	Sustaining	Sustaining	(000)/Pounds	Costs per
June 30, 2016	to Sales (1)(2)(3)	Costs (4)	Exploration(5)	Administrative	Net (6)	Costs	Capital (7)	Costs	(millions) Sold	oz/lb
Gold
Carlin	$373	$2	$7	$3	$—	$—	$70	$455	411	$1,107
Phoenix	88	2	1	1	—	5	5	102	103	990
Twin Creeks	118	2	4	—	—	—	18	142	251	566
Long Canyon	—	—	—	—	—	—	—	—	—	—
CC&V	91	2	4	1	—	—	2	100	170	588
Other North America	—	—	19	—	2	1	2	24	—	—
North America	670	8	35	5	2	6	97	823	935	880

Yanacocha	248	28	20	5	2	1	38	342	333	1,027
Merian	—	—	—	—	—	—	—	—	—	—
Other South America	—	—	30	2	—	—	—	32	—	—
South America	248	28	50	7	2	1	38	374	333	1,123

Boddington	252	3	—	—	—	10	19	284	361	787
Tanami	123	1	6	—	—	—	34	164	245	669
Kalgoorlie	132	2	3	—	—	3	8	148	184	804
Other Australia	—	—	3	8	3	—	1	15	—	—
Australia	507	6	12	8	3	13	62	611	790	773

Ahafo	117	3	12	—	—	—	26	158	178	888
Akyem	111	4	4	—	—	—	12	131	230	570
Other Africa	—	—	1	2	—	—	—	3	—	—
Africa	228	7	17	2	—	—	38	292	408	716

Corporate and Other	—	—	25	93	1	—	5	124	—	—
Total Gold	$1,653	$49	$139	$115	$8	$20	$240	$2,224	2,466	$902

Copper
Phoenix	$44	$1	$—	$—	$—	$2	$3	$50	21	$2.38
Boddington	56	—	—	—	—	6	4	66	33	2.00
Total Copper	$100	$1	$—	$—	$—	$8	$7	$116	54	$2.15

Consolidated	$1,753	$50	$139	$115	$8	$28	$247	$2,340
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes by-product credits of $22.
(3)	Includes stockpile and leach pad inventory adjustments of $54 at Yanacocha, $43 at Carlin and $10 at Twin Creeks.
(4)	Reclamation costs include operating accretion of $31 and amortization of asset retirement costs of $19.
(5)	Advanced projects, research and development and Exploration of $13 at Long Canyon and $14 at Merian are recorded in “Other” of the respective region for development projects.
(6)	Other expense, net is adjusted for restructuring and other costs of $19, write-downs of $4, and acquisition costs of $2.
(7)	Excludes development capital expenditures, capitalized interest and changes in accrued capital, totaling $316. The following are major development projects: Merian, Long Canyon, and the CC&V and Tanami expansions.

Similar to the historical AISC amounts presented above, AISC outlook is also a non-GAAP financial measure. A reconciliation of the 2017 Gold AISC outlook range to the 2017 CAS outlook range is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

2017 Outlook - Gold	Outlook range
	Low	High
Costs Applicable to Sales (1)(2)	$3,715	$4,065
Reclamation Costs (3)	110	130
Advanced Projects and Exploration	325	375
General and Administrative	215	240
Other Expense	5	30
Treatment and Refining Costs	20	40
Sustaining Capital (4)	575	675
All-in Sustaining Costs	$4,930	$5,430
Ounces (000) Sold	5,400	5,800
All-in Sustaining Costs per oz (5)	$900	$950
(1)	Excludes Depreciation and amortization and Reclamation and remediation.
(2)	Includes stockpile and leach pad inventory adjustments.
(3)	Reclamation costs include operating accretion and amortization of asset retirement costs.
(4)	Excludes development capital expenditures, capitalized interest and change in accrued capital.
(5)	The reconciliation above is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Ranges for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for 2017 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site-by-site basis or for longer-term outlook in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts. See the Cautionary Statement at the end of this news release for additional information.

Net average realized price per ounce/ pound

Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the Net consolidated gold and copper sales by the consolidated gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sales	$1,875	$1,669	$3,534	$3,131
Consolidated copper sales, net	(76)	(57)	(147)	(108)
Consolidated gold sales, net	$1,799	$1,612	$3,387	$3,023

Consolidated gold sales:
Gross before provisional pricing	$1,808	$1,615	$3,395	$3,018
Provisional pricing mark-to-market	(1)	6	7	22
Gross after provisional pricing	1,807	1,621	3,402	3,040
Treatment and refining charges	(8)	(9)	(15)	(17)
Net	$1,799	$1,612	$3,387	$3,023
Consolidated gold ounces sold (thousands)	1,439	1,281	2,740	2,466
Average realized gold price (per ounce):
Gross before provisional pricing	$1,256	$1,260	$1,239	$1,224
Provisional pricing mark-to-market	—	4	3	9
Gross after provisional pricing	1,256	1,264	1,242	1,233
Treatment and refining charges	(6)	(7)	(6)	(7)
Net	$1,250	$1,257	$1,236	$1,226

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Sales	$1,875	$1,669	$3,534	$3,131
Consolidated gold sales, net	(1,799)	(1,612)	(3,387)	(3,023)
Consolidated copper sales, net	$76	$57	$147	$108

Consolidated copper sales:
Gross before provisional pricing	$81	$63	$151	$116
Provisional pricing mark-to-market	(1)	(2)	3	—
Gross after provisional pricing	80	61	154	116
Treatment and refining charges	(4)	(4)	(7)	(8)
Net	$76	$57	$147	$108
Consolidated copper pounds sold (millions)	32	29	58	54
Average realized copper price (per pound):
Gross before provisional pricing	$2.60	$2.19	$2.62	$2.16
Provisional pricing mark-to-market	(0.02)	(0.05)	0.06	—
Gross after provisional pricing	2.58	2.14	2.68	2.16
Treatment and refining charges	(0.12)	(0.14)	(0.12)	(0.14)
Net	$2.46	$2.00	$2.56	$2.02

Gold By-Product Metrics

Copper is a by-product often obtained during the process of extracting and processing the primary ore-body. In our GAAP Condensed Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper is a co-product, or significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Condensed Consolidated Financial Statements.

Gold By-Product Metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold By-Product Metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper production as a by-product, even when copper is the primary ore-body. These metrics are calculated by subtracting copper sales recognized from Sales and including these amounts as offsets to CAS.

Gold By-Product Metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
Consolidated gold sales, net	$1,799	$1,612	$3,387	$3,023
Consolidated copper sales, net	76	57	147	108
Sales	$1,875	$1,669	$3,534	$3,131

Costs applicable to sales	$999	$902	$1,932	$1,753
Less: Consolidated copper sales, net	(76)	(57)	(147)	(108)
By-Product costs applicable to sales	$923	$845	$1,785	$1,645
Gold sold (thousand ounces)	1,439	1,281	2,740	2,466
Total Gold CAS per ounce (by-product)	$641	$660	$651	$667

Total AISC	$1,326	$1,233	$2,543	$2,340
Less: Consolidated copper sales, net	(76)	(57)	(147)	(108)
By-Product AISC	$1,250	$1,176	$2,396	$2,232
Gold sold (thousand ounces)	1,439	1,281	2,740	2,466
Total Gold AISC per ounce (by-product)	$869	$918	$874	$905

Conference call information

Newmont Mining Corporation (NYSE: NEM) announced it will report second quarter 2017 operations and financial results before the market opens on Tuesday, July 25, 2017 and will hold a conference call at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time) the same day. The earnings call will also be carried on the Company’s website.

Conference Call Details
Dial-In Number	866.270.1533
Intl Dial-In Number	412.317.0797
Conference Name	Newmont Mining
Replay Number	877.344.7529
Intl Replay Number	412.317.0088
Replay Access Code	10107696

Webcast Details
URL: http://event.on24.com/wcc/r/1397572/B9DBFD200B9DC7BDAFC82869BC8A03F7

The second quarter 2017 results will be available before the market opens on Tuesday, July 25, 2017 on the “Investor Relations” section of the Company’s website, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company’s website.

Cautionary Statement Regarding Forward Looking Statements, Including Outlook:

This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures; (iv) estimates of future cost reductions and efficiencies; (v) expectations regarding the development, growth and potential of the Company’s operations, projects and investment, including, without limitation, expected returns, life of mine, commercial start and first production and upside; (vi) expectations regarding future debt repayments; and (vii) expectations regarding future free cash flow generation, liquidity and balance sheet strength. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s operations and projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineralized material estimates; and (viii) other assumptions noted herein. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements”. Other risks relating to forward looking statements in regard to the Company’s business and future performance may include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks, community relations, conflict resolution and outcome of projects or oppositions and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Annual Report on Form 10-K, filed on February 21, 2017, with the Securities and Exchange Commission (SEC), and as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors' own risk.

Investors are reminded that this news release should be read in conjunction with Newmont’s Form 10-Q expected to be filed on or about July 25, 2017 with the SEC (also available at www.newmont.com).

CONTACT:
Newmont Mining Corporation
Investor Contacts
Meredith Bandy, 303-837-5143
meredith.bandy@newmont.com
or
Media Contacts
Omar Jabara, 303-837-5114
omar.jabara@newmont.com